CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
COWEN GROUP, INC.
Pursuant to Section 242 of the General Corporation Law
Cowen Group, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the “DGCL”), does hereby certify as follows:
FIRST: The amendment effected hereby was duly adopted by the Corporation’s Board of Directors in accordance with the provisions of Section 242 of the DGCL.
SECOND: The Article I of the Amended and Restated Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on June 3, 2009 as amended on November 2, 2009 and December 2, 2016, is hereby amended by deleting ARTICLE 1 thereof in its entirety and inserting in lieu of such ARTICLE 1 the following:
“ARTICLE I
The name of the Corporation is Cowen Inc.”
THIRD: This Certificate of Amendment shall be effective May 15, 2017 at 5:00 P.M. Eastern Time.
IN WITNESS WHEREOF, this Corporation has caused its duly authorized officer to execute this Certificate of Amendment on this 15th day of May 2017.

COWEN GROUP, INC.

BY: /s/ Owen Littman
Name: Owen Littman
Title: General Counsel & Secretary